Comerica Incorporated

Revised 2013 Financial Results
January 21, 2014

Comerica Bank

Financial Summary

	4Q13	3Q13	2013	2012
Diluted income per common share[1]	$0.62	$0.78	$2.85	$2.67
Net interest income	$430	$412	$1,672	$1,728
Loan accretion	23	8	49	71
Provision for credit losses	9	8	46	79
Noninterest income	204	214	826	818
Noninterest expenses	473	417	1,722	1,757
Litigation related expenses	52	(4)	52	23
Net income	117	147	541	521
Total average loans	$44,054	$44,094	$44,412	$43,306
Total average deposits	52,769	51,865	51,711	49,533
Tier 1 common capital ratio[3]	10.56%[2]	10.72%		
Basel III Tier 1 common capital ratio[3,4]	10.3%	10.4%		
Average diluted shares (millions)	*186*	*187*		

$ in millions, except per share data • [1]Calculated using net income attributable to common shares • [2]Estimated • [3]See Supplemental Financial Data slides for a reconciliation of non-GAAP financial measures • [4]Estimated ratios based on the standardized approach in the final rule and excluding most elements of accumulated other comprehensive income (AOCI)

Comerica Bank

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Full-Year 2013 Results

	FY13	From FY12 Chg $	From FY12 Chg %
Total average loans	44,412	$1,106	3%
Commercial loans	27,971	1,747	7
Total average deposits	51,711	2,178	4
Noninterest-bearing deposits	22,379	1,375	7
Net interest income	1,672	(56)	(3)
Loan accretion	49	(22)	(31)
Provision for credit losses	46	(33)	(42)
Net loan charge-offs	73	(97)	(57)
Noninterest income	826	8	1
Customer-driven fee income	763	13	2
Noninterest expenses	1,722	(35)	(2)
Net income	541	20	4
Shares repurchased[1]	7.4MM shares or $287MM		

Key Performance Drivers

- Net income up $20MM or 4% from 2012
- Average loans up 3%, driven by National Dealer, general Middle Market and Energy
- Average deposits up 4%, growth across all markets
- Customer-driven fees up 2%, driven by Fiduciary and Card fees
- Noninterest expenses down 2%, driven by absence of restructuring charges. Continued tight expense control was offset by an increase in legal reserves due to an adverse litigation outcome

EPS of $2.85 up 7% from 2012

$ in millions • Full-year 2013 compared to full-year 2012 • [1]Shares repurchased under the share repurchase program

Comerica Bank

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Fourth Quarter 2013 Results

	4Q13	Change From 3Q13	Change From 4Q12
Total average loans	44,054	(40)	(65)
Commercial loans	27,683	(76)	221
Total average deposits	52,769	904	1,487
Noninterest-bearing deposits	23,532	1,153	774
Net interest income	430	18	6
Loan accretion	23	15	10
Provision for credit losses	9	1	(7)
Net loan charge-offs	13	(6)	(24)
Noninterest income	204	(10)	--
Customer-driven fee income	190	(5)	(1)
Noninterest expenses	473	56	46
Net income	117	(30)	(13)
Shares repurchased[1]	1.7MM shares or $72MM		

Key Performance Drivers

- Period-end loan growth across almost all businesses
- Net interest income growth due to better than expected accretion from purchased credit-impaired loans
- Customer-driven fees impacted by strong 3Q13, slower economic activity and regulatory headwinds
- Noninterest expenses impacted by an increase in legal reserves due to an adverse litigation outcome

Period-end Loans up $1.3B or 3%

$ in millions • 4Q13 compared to 3Q13 • [1]Shares repurchased under the share repurchase program

Comerica Bank

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Supplemental Financial Data

Reconciliation of non-GAAP financial measures with financial measures defined by GAAP ($ in millions)

	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Tier 1 and Tier 1 common capital[1,2]	6,895	6,862	6,800	6,748	6,705
Risk-weighted assets[1,2]	65,317	64,027	65,220	65,099	66,115
Tier 1 and Tier 1 common capital ratio[2]	***10.56%***	***10.72%***	***10.43%***	***10.37%***	***10.14%***
Total shareholders' equity	$7,153	$6,969	$6,911	$6,988	$6,942
Less: Goodwill	635	635	635	635	635
Less: Other intangible assets	17	18	20	21	22
Tangible common equity	$6,501	$6,316	$6,256	$6,332	$6,285
Total assets	$65,227	$64,670	$62,947	$64,885	$65,069
Less: Goodwill	635	635	635	635	635
Less: Other intangible assets	17	18	20	21	22
Tangible assets	$64,575	$64,017	$62,292	$64,229	$64,412
Tangible common equity ratio	***10.07%***	***9.87%***	***10.04%***	***9.86%***	***9.76%***

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with bank regulations. The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets.

The Corporation believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.

[1] Tier 1 Capital and risk-weighted assets as defined and calculated in accordance with regulation.

[2] December 31, 2013 Tier 1 Capital and Risk-Weighted assets are estimated.

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Supplemental Financial Data

Tier 1 Common Equity under Basel III ($ in millions)

Basel III Tier 1 Common Capital Ratio	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Tier 1 common capital[2]	$6,895	$6,862	$6,800	$6,748	$6,705
Basel III adjustments[3]	(6)	(4)	--	(1)	(39)
Basel III Tier 1 common capital[3]	$6,889	$6,858	$6,800	$6,747	$6,666
Risk-weighted assets[1,2]	$65,317	$64,027	$65,220	$65,099	$66,115
Basel III adjustments[3]	1,735	1,726	2,091	1,996	1,854
Basel III risk-weighted assets[3]	$67,052	$65,753	$67,311	$67,095	$67,969
Tier 1 common capital ratio[2]	10.6%	10.7%	10.4%	10.4%	10.1%
Basel III Tier 1 common capital ratio[3]	10.3%	10.4%	10.1%	10.1%	9.8%

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with bank regulations. The Basel III Tier 1 common capital ratio further adjusts Tier 1 common capital and risk-weighted assets to account for the final rule approved by U.S. banking regulators in July 2013 for the U.S. adoption of the Basel III regulatory capital framework. The final Basel III capital rules are effective January 1, 2015 for banking organizations subject to the standardized approach.

The Corporation believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.

[1] Tier 1 Capital and risk-weighted assets as defined in accordance with regulation.

[2] December 31, 2013 Tier 1 Capital and Risk-Weighted assets are estimated.

[3] Estimated ratios based on the standardized approach in the final rule for the U.S. adoption of the Basel III regulatory capital framework and excluding most elements of AOCI.

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